Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated June 13, 2023, except for notes 1, 3, 4, 6, and 8, which are dated August 18, 2023 with respect to the audited financial statements of Quetta Acquisition Corporation (the “Company”) as of May 31, 2023 and for the period from May 1, 2023 (inception) through May 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

August 18, 2023